UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14D-9
(Rule 14d-101)

SOLICITATION/RECOMMENDATION STATEMENT UNDER SECTION 14(d)(4)
OF THE SECURITIES EXCHANGE ACT OF 1934

IMMUCOR, INC.
(Name of Subject Company)

IMMUCOR, INC.
 (Name of Person Filing Statement)

Common Stock, par value $0.10 per share
(Title of Class of Securities)

452526106
 (CUSIP Number of Class of Securities)

Joshua H. Levine
President and Chief Executive Officer
Immucor, Inc.
3130 Gateway Drive
P.O. Box 5625
Norcross, Georgia 30091-5625
(770) 441-2051
 (Name, Address and Telephone Number of Person Authorized to Receive
Notices and Communications on Behalf of Person Filing Statement)

With copies to:

C. William Baxley
John D. Capers, Jr.
King & Spalding LLP
1180 Peachtree Street, N.E.
Atlanta, Georgia 30309
(404) 572-4600

☒	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

The information set forth under Item 8.01 of the Current Report on Form 8-K filed by Immucor, Inc. on July 11, 2011 is incorporated herein by reference.